Exhibit 10.17

SUMMARY OF COMPENSATION ARRANGEMENTS
FOR NON-EMPLOYEE DIRECTORS

As of January 1, 2017, non-employee directors are entitled to receive stock-based and cash compensation for their service on the Board of Directors as follows:

Stock-Based Compensation:
Effective immediately before the 2017 Annual Meeting of Shareholders, each non-employee director will receive an annual grant of shares of our common stock with a fair value of $45,000, other than the Chairman of the Board, who will receive an annual stock grant with a fair value of $67,500.

Cash Compensation:
Each non-employee director receives an annual cash retainer of $40,000, other than the Chairman of the Board, who receives an annual cash retainer of $60,000, in each case payable quarterly.

Cash compensation for participation on Board committees is also paid quarterly. The Chair of the Audit Committee receives an additional annual cash retainer of $15,000, while each other member of the Audit Committee receives $4,000. The Chairs of each of the Nominating and Governance, Compensation, and Strategic Planning Committees receive an additional annual cash retainer of $10,000, while all other committee members receive $2,000 for each committee position.